EXHIBIT 99.1

Vail Resorts
News Release
For Immediate Release

Vail Resorts Contacts:
Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com
Investor Relations:  Jeff Jones, CFO, (303) 404-1802, jwjones@vailresorts.com

Vail Resorts Announces Changes and Promotions in Senior Management Team
●	Bill Jensen, president of Mountain Division, departs Company for new opportunity
●	John Garnsey and Blaise Carrig promoted to lead the Company’s Mountain Division
●	Vail Resorts Marketing Chief Chris Jarnot Becomes New COO of Vail Mountain

BROOMFIELD, Colo.—Jan. 8, 2008—Vail Resorts, Inc. (NYSE:MTN) today announced that Bill Jensen is leaving his position as president of the Company’s mountain division and chief operating officer of Vail Mountain, effective Jan. 31, 2008, to become chief executive officer of Intrawest ULC, based in Vancouver, British Columbia, Canada, on June 1, 2008.

“Bill has contributed greatly to the success of Vail Mountain and his experience has been invaluable for all of our mountain resorts. In addition he has been a true leader within both the Vail community and the U.S. ski industry. Bill will be missed by everyone at our company for both his contributions and experience. At the same time, we understand Bill’s decision to take on a new role with completely new responsibilities,” said Rob Katz, chief executive officer of Vail Resorts. “When your Company is the clear leader, consistently embodying excellence, it is the ultimate compliment for other companies to be interested in your people. The key is to have the management talent and strength to allow the Company to continue on its path. Fortunately, Vail Resorts has that depth,” said Katz.

The Company simultaneously announced today that John Garnsey, senior vice president and chief operating officer of Beaver Creek Resort and Blaise Carrig, senior vice president and chief operating officer of Heavenly Mountain Resort, have both been promoted to executive vice president of the Company’s Mountain Division and together will be responsible for oversight of the entire division. Garnsey will remain chief operating officer of Beaver Creek Resort and will also have direct oversight of Vail Mountain. Carrig will remain chief operating officer of Heavenly and will have direct oversight for both Breckenridge Ski Resort and Keystone Resort.

“With more than 60 years of combined expertise in mountain resort operations, John and Blaise have my full confidence in continuing and improving upon the success that we have had in our mountain division. Each of them is innately attuned to providing an exceptional experience for our guests, as demonstrated by the incredible operating and financial results at both Beaver Creek and Heavenly.  I look forward to working with both of them as partners in continuing to drive the success of Vail Resorts,” Katz said.

Garnsey was appointed senior vice president and chief operating officer of Beaver Creek in May 1999. Prior to Vail Resorts, Garnsey served as president of the Vail Valley Foundation from 1991-1999. He served as the executive vice president for the 1989 World Alpine Ski Championships in Vail and Beaver Creek and as president of the organizing committee for the 1999 World Championships. Garnsey first came to the Vail Valley in 1974, working his way up through various mountain operations positions at Vail Mountain before moving over to the foundation. Garnsey currently serves on the boards of both the National Ski Areas Association and Colorado Ski Country USA and is president of the Beaver Creek Resort Company and the Bachelor Gulch Village Association. He serves on numerous local boards, including the Vail Valley Foundation and The Vilar Center Foundation.

Carrig was appointed senior vice president and chief operating officer of Heavenly Mountain Resort in September 2002. From 1997-2002, Carrig was the president and managing director of The Canyons in Park City, Utah. Prior to July 1997, he served as the managing director of Sugarbush Resort in Warren, Vt. Carrig had held a variety of positions at Sugarbush since 1976, from ski patrol to vice president and general manager. Carrig currently serves on the executive boards of the California Ski Industry Association, the Lake Tahoe Visitors Authority, and the Lake Tahoe South Shore Chamber of Commerce. He is also on the boards of the National Ski Areas Association and the Tahoe Baikal Institute, an international environmental organization.

In addition to the Garnsey and Carrig promotions, ski industry veteran Chris Jarnot has been named chief operating officer of Vail Mountain. Jarnot has been senior vice president of marketing and sales for Vail Resorts since February 2006.

“It would be hard to find anyone more knowledgeable about everything that Vail stands for than Chris. He has spent a lifetime growing up, recreating and working around Vail Mountain and has a deep understanding of what is so special about the resort. Chris is also keenly aware of how critical the entire Vail community is to the resort and the importance of working in partnership to improve upon the entire Vail experience. Chris’s background also provides him tremendous insight into how to connect with the Vail guest about everything that the resort and the community have to offer,” said Katz.

Having grown up in the Vail Valley, Jarnot has spent his entire career with Vail Resorts. During holiday breaks throughout college, he worked in guest services at Beaver Creek, helping to load buses in the resort parking lots. After graduating in 1989, Jarnot came back to Vail and became an intern in the marketing department with then Vail Associates. Since then, he has held numerous positions with Vail, including director of advertising and direct marketing, director of reservations, and vice president of marketing for Vail and Beaver Creek and vice president of sales and marketing for Vail Resorts. He currently serves on the board of directors of Specialty Sports Venture and the Beaver Creek Resort Company. He and his wife, Shelly, and their three children will relocate to the Vail Valley.

The Company will begin a search immediately for a senior vice president of marketing and sales. In the interim, Chief Executive Officer Rob Katz will oversee sales and marketing for the Company.

About Vail Resorts
Vail Resorts, Inc. is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado, Heavenly in California and Nevada, and the Grand Teton Lodge Company in Jackson Hole, Wyo. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN).  The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.